EXHIBIT 3.2

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

GLOBAL ENERGY, INC.

GLOBAL ENERGY, INC., a corporation under the laws of the State of Ohio, adopts these Amended and Restated Articles of Incorporation to supersede and take the place of its existing Amended Articles of Incorporation, and all amendments thereof, that are in force at this time, and for such purpose certifies as follows:

FIRST: The name of the corporation is GLOBAL ENERGY, INC.

SECOND: The place in the State of Ohio where its principal office is located is in the City of Cincinnati, in Hamilton County.

THIRD: The purposes for which it is to be formed are: to purchase, acquire, hold, improve, sell, convey, release, mortgage, encumber, lease, hire and deal in real and personal property of every name and nature; to deal in stocks and securities of other corporations and to loan money and take securities for the payment of all sums due the corporation and to sell, assign and release such securities; and to engage in a general sales business and in the general practice as a sales business in all its branches and related activities.

In addition to the foregoing specified purposes and not limited in any manner thereby, the purpose for which it is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

FOURTH: The corporation shall have the authority to issue two (2) classes of shares, to be designated respectively “Common Stock” and “Preferred Stock”. The total number of shares of stock that the corporation shall have the authority to issue is Four Hundred Twenty-Five Million (425,000,000) shares of capital stock. The total number of shares of Common Stock that the corporation shall have the authority to issue is Four Hundred Million (400,000,000), no par value per share. The total number of shares of Preferred Stock that the corporation shall have the authority to issue is Twenty-Five Million (25,000,000), no par value per share.

No holder of any share or shares of any class issued by the corporation shall be entitled as such, as a matter of right, at any time, to subscribe for or purchase: (a) shares of any class issued by the corporation, now or hereafter authorized; (b) securities of the corporation convertible into or exchangeable for shares of any class issued by the corporation, now or hereafter authorized; or (c) securities of the corporation to which shall be attached or appertain any rights or options, whether by the terms of such securities or in the contracts, warrants or other instruments (whether transferable or non-transferable or separable or inseparable from such securities) evidencing such rights or options, entitling the holders thereof to subscribe for or purchase shares of any class issued by the corporation, now or hereafter authorized; it being the intent and is the effect of this paragraph to fully eliminate any and all pre-emptive rights with respect to the shares of any class issued by the corporation, now or hereafter authorized.

The Preferred Stock authorized by these Amended and Restated Articles of Incorporation may be issued from time to time in one (1) or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Amended and Restated Articles of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, including sinking fund provisions, the redemption price or prices, the liquidation preferences and the other preferences, powers, rights, qualifications, limitations and restrictions of any wholly unissued class or series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them.

The Board of Directors is further authorized to increase or decrease the number of shares of any series of Preferred Stock, the number of which was fixed by it, subsequent to the issue of the shares of that series, but not below the number of shares of such series then outstanding, subject to the limitations and restrictions stated in the resolution of the Board of Directors originally fixing the number of shares of such series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

FIFTH: No holder of shares of any class shall have the right to vote cumulatively in the election of Directors.

SIXTH: The Ohio Control Share Acquisition Law found in Section 1701.831 of the Ohio Revised Code, and any subsequent amendments thereto, shall not apply to the corporation.

IN WITNESS WHEREOF, said Harry H. Graves, President and Chief Executive Officer, and Lynne R. Graves, Secretary, of Global Energy, Inc., acting for and on behalf of said corporation, have hereunto subscribed their names and caused the seal of said corporation to be hereunto affixed this             day of             , 2007.

BY:
Harry H. Graves
President and Chief Executive Officer

BY:
Lynne R. Graves
Secretary

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